Gryphon Gold Management Assessment

On February 11, 2008, Gryphon Gold Corporation and American Bonanza Gold Corp. entered into a letter of intent (“Letter of Intent”) under which American Bonanza would merge with and into a wholly-owned subsidiary of Gryphon Gold (the “Merger”). Under the terms of the Letter of Intent, the parties are to negotiate and enter into an Arrangement Agreement, subject to a more complete review of American Bonanza’s business and negotiation of such a definitive agreement in form acceptable to both parties. In connection with the evaluation of the proposed acquisition of American Bonanza by Gryphon Gold, management of Gryphon Gold prepared an analysis of the reported mineral resources and other assets and liabilities of each company based on estimated valuations used internally by Gryphon Gold management for internal analysis of its own operations. The following table outlines the assessment by Gryphon Gold’s management.

Gryphon Gold	Ounces		Derived Price per Ounce of Gold
Measured and Indicated(1)	1,213,500	Value of Gryphon Gold shr	$0.63	(4)
Inferred(1)	609,200	Common Shares outstanding	61,600,000

	1,822,700	Approximate market cap	$38,808,000	(5)

		Value per ounce	$21.29	(6)

American Bonanza	Ounces		Derived Price per Ounce of Gold
Measured and Indicated(2)	365,146	American Bonanza Shares	115,622,000	(7)
Inferred (excluding Taurus)(3)	1,091,000	Share exchange ratio	0.50	(8)

	1,456,146	Equivalent post merger	57,811,000	(9)

		Value of Gryphon Gold share	$0.63	(10)
		Calculated price for American Bonanza	$36,420,930	(11)
*Cash and receipts(12)		Less cash receipts*	(11,000,000)

Cash in Treasury (12.a)	$4,000,000	Resource cost	$25,420,930	(13)

Taurus receipts (12.b)	5,000,000		000,000
Mining receipts (12.c)	2,000,000	Calculated value/ozs being paid	$17.46	(14)

	$11,000,000

		Discount to Gryphon Gold $/ozs	(3.83	) (15)

		% discount to Gryphon Gold $/oz	-18%(16)

Footnotes to Schedule :

(1)	Measured, Indicated and Inferred ounces of gold are per the CIM compliant NI 43-101 resource report dated January 15, 2007 on the Borealis project.
(2)	Measured and Indicated resources for American Bonanza

MEASURED & INDICATED GOLD MINERAL RESOURCES (Table 1)

Property	Classification	Tonnes	Average Grade (grams/tonne Au)	Contained Ounces of Gold
Copperstone	Measured + Indicated	970,700	10.73	334,929
Fenelon	Measured + Indicated	47,927	19.61	30,217
TOTAL	Measured + Indicated			365,146

(3)	Inferred resources for American Bonanza (excluding Taurus)

ADDITIONAL INFERRED GOLD MINERAL RESOURCES (Table 2)

Property	Classification	Tonnes	Average Grade (grams/tonne Au)	Contained Ounces of Gold
Copperstone	Inferred (a)	189,604	10.87	66,000
Fenelon	Inferred (b)	27,245	12.97	11,000
Northway	Inferred (c)	18,200,000	1.48	866,000
Gold Bar	Inferred (d)	1,475,000	3.12	148,000
TOTAL	Inferred			1,091,000

Resources shown in Table 2 are in addition to the Measured and Indicated resources shown in Table 1. Measured, indicated and inferred ounces for (a) the Copperstone Project were summarized from the CIM compliant NI 43-101 report completed March 27, 2006 by AMEC on the Copperstone Project; and (b) the Fenelon Project were summarized from the CIM compliant NI 43-101 report completed January 31, 2005 by InnovExplo on the Fenelon Project All resources shown in Tables 1 and 2 are NI 43-101 compliant resources except (c) historic, non NI 43-101 compliant resources completed by Cyprus Canada Inc in 1994 and (d) historic, non NI 43-101 compliant resources recently shown to extend to the north and east with additional follow-up drilling planned (see Dec. 1, 2005 news release of American Bonanza). Inferred ounces associated with the Taurus project were not included in the above table because the value of the expected cash receipts from the sale of the Taurus has been included as an adjustment in value (see footnote (12. b)).

(4)

$0.63 per share was the approximate price per common share of Gryphon Gold prior to the February 12, 2007 announcement of the non-binding Letter of Intent for merger between Gryphon Gold and American Bonanza. The recent trading price of Gryphon Gold is approximately $0.53 per share, which would result in corrections to the calculations if the current price was used in place of the pre-merger announcement price.

(5)

Market Cap for Gryphon Gold is the approximate number of common shares outstanding multiplied by the share price described in footnote (4). The recent trading price of Gryphon Gold is approximately $0.53 per share, which would result in corrections to the calculations if the current price was used in place of the pre-merger announcement price.

(6)

The value per ounce equals the Market Cap divided by the total ounces of Gryphon Gold. The total ounces of Gryphon Gold includes only those ounces associated with the Borealis property and excludes the approximately 900,000 historical ounces of Nevada Eagle Resources (the historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not prepared in accordance with CIM NI 43-101 standards and thus their reliability has not been verified). If the historical ounces owned by Nevada Eagle Resources were included, the value per ounce would have been $14.25 per ounce.

(7)	The approximate number of non-diluted American Bonanza common shares outstanding prior to the announcement of the non-binding letter of intent.
(8)	The agreed upon share exchange ratio contained in the non-binding letter of intent.
(9)	The number of shares of American Bonanza outstanding multiplied by the share exchange ratio. This is equivalent to the number of Gryphon Gold shares that will be issued if the merger is completed.
(10)	The approximate price per common share of Gryphon Gold prior to the February 12, 2007 announcement of the non-binding Letter of Intent for merger between Gryphon Gold and American Bonanza.
(11)

The projected value of American Bonanza calculated by multiplying the Gryphon Gold share price by the project number of shares outstanding held by former American Bonanza shareholders after giving effect to the merger.

(12)	The portion of the value of American Bonanza due to cash on hand and expected receipts of cash.
a.	Cash on had represents the approximate cash in the bank of American Bonanza,
b.

American Bonanza has sold the Taurus property in British Columbia to Hawthorne Gold Corporation. Under the agreement American Bonanza is expected to receive remaining payments of Cdn$5 million by December 22, 2009. An additional Cdn$3 million is due American Bonanza upon the completion of a feasibility study or the commencement of production.

c.

Per the unaudited September 30, 2007 financial statements of American Bonanza, American Bonanza qualifies for mineral exploration assistance programs associated with incurring exploration and development expenditures on mineral properties located in Quebec. At September 30, 2007 the American Bonanza had accrued an estimated mining duty receivable of $2,163,018.

(13)	The projected value of American Bonanza attributable to the gold resources.
(14)	The projected value of American Bonanza attributable to gold resources divided by measured, indicated and inferred ounces of American Bonanza.
(15)	The difference between the calculated value per ounce of Gryphon Gold and the calculated value per ounce of American Bonanza.
(16)	The discount calculated in footnote 15 divided by the value per ounce of Gryphon Gold.

Cautionary Notes

Management’s assessment was subject to the assumptions, explanations and limitations set forth herein: Management assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by American Bonanza or contained in the public record for the purposes of its assessment. With respect to the resource estimates available to us or evaluated by us, we assumed they have been reasonably prepared reflecting the best currently available estimates and judgements of American Bonanza. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Letter of Intent with no waiver, delay or amendment of any other terms or conditions. Management assumed that in connection with the receipt of all the necessary governmental, regulatory and other approvals and consents required for the properties and no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Management conducted a preliminary assessment of the timing and risks associated with the integration of Gryphon Gold and American Bonanza. Management has not obtained any independent valuation or appraisal of the assets or liabilities of the American Bonanza. Management’s assessment was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Letter of Intent. Events occurring after that date may affect management’s assessment and the assumptions used in preparing it. Management’s assessment was designed for internal evaluation purposes and determining an equitable exchange ratio for American Bonanza securities. The assessment was prepared in connection with an evaluation of the strategic growth plan for Gryphon Gold and an assessment of the combined company in light of such plan. The assessment does not express an assessment of the market value of American Bonanza securities. The assessment was prepared by management for the information and assistance of the Board of Directors of Gryphon Gold in connection with its consideration of the Merger. The information on American Bonanza has been obtained from publicly available sources and our management’s assessment has not been endorsed by management or the board of directors American Bonanza. In addition, the assessment does not in any manner attempt to predict or forecast the prices at which the shares of common stock of Gryphon Gold or common shares of American Bonanza will trade following the announcement of the Merger or any other time.

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This resource estimate statement was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. Dr. Steininger does not have an opinion of the purchase price evaluation approach. This assessment contains “forward-looking information” which may include, but is not limited to, statements with respect to the accuracy of CSAMT surveys, timing of 43-101 reports and assays results, resource estimates, projections, estimates of value placed on resources, which are not subject to independent valuation; success of joint venture arrangements; share information; the successful closing of the proposed Merger under the terms set forth in the Letter of Intent; management’s expectations and assessments of the American Bonanza properties and specifically, Copperstone, management’s expectation of the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

The Copperstone property is described in the technical report dated March 27, 2006 titled “American Bonanza Gold Corp., Copperstone Property, La Paz County, Arizona, 43-101 Technical Report” prepared by AMEC in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The Fenelon property is described in the technical report dated January 31, 2005 titled “Technical Report on the Fenelon Project” prepared by InnovExplo Inc. in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical reports describe the exploration history, geology and style of gold mineralization at the Copperstone and Fenelon projects, respectively.

All mineral resources except for the historic resources at Northway and Gold Bar have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms “measured,” “indicated” and “inferred” resources. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.